EXHIBIT 10.15

RESIGNATION AGREEMENT

AND GENERAL RELEASE OF CLAIMS

    John Luongo ("Employee") has decided to resign from his employment with The Vantive Corporation (the "Company"). It is the Company's desire to provide Employee with certain severance benefits that he would not otherwise be entitled to receive upon his resignation and to resolve any claims that Employee has or may have against the Company. Accordingly, Employee and the Company agree as set forth below. This Agreement will become effective on the eighth day after it is signed by Employee (the "Effective Date"), provided that Employee has not revoked this Agreement (by written notice to David Schellhase at the Company) prior to that date.
    Employee hereby resigns voluntarily from any positions that he holds as an officer of the Company (including his position as Chief Executive Officer) effective as of April 15, 1999, and Employee hereby resigns voluntarily from his employment with the Company effective as of December 31, 1999 (the "Resignation Date"). Employee also hereby confirms his resignation from the Company's Board of Directors effective as of April 15, 1999. Employee will not be required to perform any work or services for the Company during the period between the date of this Agreement and the Resignation Date (the "Transition Period"), except as reasonably requested by the Company in order to effect an orderly transition of Employee's duties.
    The Company will provide Employee with the following:
      continued payment of Employee's base salary at his current base salary rate ($400,000 per year), less applicable withholding, during the Transition Period; such payments will be made in accordance with the Company's normal payroll procedures;
      continued provision of the Company's group health insurance coverage during the Transition Period; Employee may elect to obtain continued group health insurance coverage at his own expense in accordance with COBRA following the Resignation Date;
      with respect to any stock options previously granted to Employee by the Company, any unvested shares of stock subject to such options will continue to vest in accordance with the terms of the applicable stock option plans/agreements until October  15, 1999, at which time all vesting of Employee's unvested stock options will cease and Employee will not become vested in any other shares of stock subject to such options; Employee will be entitled to exercise his right to purchase any vested shares of stock that are subject to such options for such period following his termination of employment as provided by the applicable stock option plans/agreements; and
      during the Transition Period, Employee may continue to use the portable computer that was previously provided to him by the Company; at the end of the Transition Period, Employee will return that computer to the Company in good working order or Employee may purchase it from the Company for $100.

    Employee will be paid all accrued, unused vacation that Employee earned on or before April 15, 1999, and Employee will not accrue any vacation following that date. Employee understands and acknowledges that he will not be entitled to any compensation or benefits from the Company (including, but not limited to, any bonus payments) other than those expressly set forth in this paragraph 3.

    Employee and his successors release the Company and its shareholders, investors, directors, officers, employees, agents, attorneys, insurers, legal successors and assigns of and from any and all claims, actions and causes of action, whether now known or unknown, which Employee now has, or at any other time had, or shall or may have against the released parties based upon or arising out of any matter, cause, fact, thing, act or omission whatsoever occurring or existing at any time up to and including the date on which this Agreement becomes effective, including, but not limited to, any claims of breach of contract, wrongful termination, retaliation, fraud, defamation, infliction of emotional distress or national origin, race, age, sex, sexual orientation, disability or other discrimination or harassment under the Civil Rights Act of 1964, the Age Discrimination In Employment Act of 1967, the Americans with Disabilities Act, the Fair Employment and Housing Act or any other applicable law. This release of claims will not affect Employee's right to be indemnified by the Company in accordance with the terms of any existing written indemnification agreements between the Company and Employee. As additional consideration for the compensation and benefits described in paragraph 3, Employee agrees to reaffirm this release of claims as of the Resignation Date by re-signing this Agreement in the space provided below on or after the Resignation Date.
    The Company and its successors release Employee and his legal successors and assigns of and from any and all claims, actions and causes of action, whether now known or unknown, which the Company now has, or at any other time had, or shall or may have against the Employee based upon or arising out of any matter, cause, fact, thing, act or omission whatsoever occurring or existing at any time up to and including the date on which this Agreement becomes effective.
    Employee and the Company acknowledge that they have read section 1542 of the Civil Code of the State of California, which states in full:

    A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

    Employee and the Company waive any rights that they have or may have under section 1542 to the full extent that they may lawfully waive such rights pertaining to this general release of claims, and affirm that they are releasing all known and unknown claims that they have or may have against the parties listed above.

    Employee acknowledges and agrees that he shall continue to be bound by and comply with the terms of any proprietary rights or confidentiality agreements between the Company and Employee.
    Employee agrees that he will not, at any time up to and including April 16, 2000, make any critical or disparaging statements about the Company, its products or its employees, unless such statements are made truthfully in response to a subpoena or other legal process. The Company agrees that it will not, through any of its executive officers or directors, at any time up to and including April 16, 2000, make any critical or disparaging statements about Employee, unless such statements are made truthfully in response to a subpoena or other legal process.
    Employee agrees that during the remainder of his employment with the Company, and for a period of five months following the Resignation Date (through May 31, 2000), he will not, on behalf of himself or any other person or entity, directly or indirectly solicit any employee of the Company to terminate his/her employment with the Company.
    This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, with the exception of any agreements described in paragraphs 3(c) (subject to the modifications in paragraph 3(c)), 4 and 7. This Agreement may not be modified or amended except by a document signed by an authorized officer of the Company and Employee.

EMPLOYEE UNDERSTANDS THAT HE SHOULD CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT AND THAT HE IS GIVING UP ANY LEGAL CLAIMS HE HAS AGAINST THE PARTIES RELEASED ABOVE BY SIGNING THIS AGREEMENT. EMPLOYEE FURTHER UNDERSTANDS THAT HE MAY HAVE UP TO 21 DAYS TO CONSIDER THIS AGREEMENT, THAT HE MAY REVOKE IT AT ANY TIME DURING THE 7 DAYS AFTER HE SIGNS IT, AND THAT IT SHALL NOT BECOME EFFECTIVE UNTIL THAT 7-DAY PERIOD HAS PASSED. EMPLOYEE ACKNOWLEDGES THAT HE IS SIGNING THIS AGREEMENT KNOWINGLY, WILLINGLY AND VOLUNTARILY IN EXCHANGE FOR THE COMPENSATION AND BENEFITS DESCRIBED IN PARAGRAPH 3.

    Dated: May 18, 1999     /s/ John Luongo

    Dated: May 18, 1999     The Vantive Corporation

    BY: /s/ David Schellhase

By re-signing this Agreement on or after the Resignation Date, I hereby reaffirm the release of all known and unknown claims set forth in paragraphs 4 and 5 above. I understand that I may revoke this Agreement at any time during the seven days after I re-sign it below.

    Dated: May 18, 1999     /s/ John Luongo